Exhibit 10.1

FOURTH AMENDMENT TO OFFICE LEASE

THIS FOURTH AMENDMENT TO OFFICE LEASE (hereinafter referred to as this “Fourth Amendment”) is effective as of January 1, 2005 (the “Effective Date”), by and between CALIFORNIA STATE TEACHERS RETIREMENT SYSTEM, a public entity created pursuant to the laws of the State of California (hereinafter referred to as “Landlord”), and EARTHLINK, INC., a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Kingston Atlanta Partners, L.P., a Delaware limited partnership (“Kingston”), and Mindspring Enterprises, Inc., a Delaware corporation (as the predecessor-in-interest to Tenant) entered into that certain Office Lease, dated November 16, 1999 (the “Original Lease”); as amended by that certain First Amendment of Office Lease Agreement (the “First Amendment”), dated May 15, 2000; as further amended by that certain Second Amendment of Office Lease Agreement (the “Second Amendment”), dated December 21, 2000 (the “Second Amendment”), as further amended by that certain Third Amendment of Office Lease Agreement (“Third Amendment”), dated on or about September 25, 2001, and that certain letter agreement dated December 11, 2002 (“Agreement”), for those certain premises (the “Premises”) located at 1375 Peachtree Street, Atlanta, Georgia (the “Building”) currently known as Pershing Point Plaza.  The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Agreement, is hereinafter referred to collectively as the “Lease.”

WHEREAS, Landlord is the successor-in-interest to Kingston and has acquired all of Kingston’s right, title and interest in, to and under the Lease; and

WHEREAS, Landlord and Tenant desire to further amend the Lease to extend the term of Lease, and to provide for such other related matters as are hereinafter set forth;

NOW, THEREFORE, for and in consideration of the Premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant hereby covenant and agree as follows:

1.                                       Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the Lease.

2.                                       The Premises.  Landlord and Tenant hereby agree that Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space in the Building containing 327,810 rentable square feet, as more particularly described on Exhibit A to the Third Amendment (the “Premises”).

3.                                       Extension of Lease Term.  Landlord and Tenant acknowledges that the current Expiration Date under the Lease is October 1, 2007.  As of the Effective Date, Landlord and Tenant hereby extend the Lease Term for an additional one hundred seventeen (117) month period (the “Extension Term”), commencing on the Effective Date, and terminating on September 30, 2014 (“New Expiration Date”).   Tenant shall continue to lease the Premises during the Extension Term on the same terms and conditions as the original Lease Term, except as otherwise set forth herein to the contrary.

4.                                       Base Rental.  Notwithstanding anything to the contrary in the Lease, during the Extension Term, Tenant shall pay Monthly Base Rental for the Premises in accordance with the Base Rental Schedule attached hereto and made part hereof as Exhibit A.  Accordingly, the Base Rental Schedules set forth in the Lease are of no further force and effect.

5.                                       Additional Rental - Operating Expenses and Property Taxes.  Tenant shall continue to pay all additional rental under the Lease during the Extension Term.  Landlord and Tenant hereby acknowledge and confirm that Tenant’s Percentage Share of Operating Expenses and Property Taxes shall be 83.83% and Tenant’s Percentage Share of actual Building utility expenses shall be 87.04% during the Extension Term, so long as the Premises continues to consist of 327,810 rentable square feet.  Landlord and Tenant further acknowledge and confirm that for purposes hereof, the Building consists of 410,357 rentable square feet (but shall be deemed to contain 411,634 rentable square feet for purposes of Tenant’s Percentage Share).

6.                                       Tenant Improvement Allowance.  In consideration of Tenant entering into this Fourth Amendment, Landlord agrees to provide to Tenant a tenant improvement allowance equal to Seven Million Three Hundred Seventy-Five Thousand Seven Hundred Twenty Five and 00/100 Dollars ($7,375,725.00), which amount is based on Twenty-Two and 50/100 Dollars ($22.50) per rentable square foot of the Premises (the “Renewal Allowance”).  The Renewal Allowance may be used in Tenant’s sole discretion, including to offset and abate Tenant’s obligation to pay Base Rental during the Extension Term.  Notwithstanding the foregoing, the parties agree that at least Two Million Four Hundred Fifty Eight Thousand Five Hundred Seventy Five and 00/100 Dollars ($2,458,575.00), based on Seven and 50/100 Dollars ($7.50) per rentable square foot of the Premises, shall be used, on or before the New Expiration Date, for costs relating to the construction of improvements to the Premises and the relocation, repair or replacement of any and all furniture, fixtures and equipment located in the Premises (collectively, the “Improvements”). At Tenant’s election on or before January 15, 2005, and further provided that Tenant is not in Default under the Lease, Landlord shall credit the Renewal Allowance against Tenant’s future obligations to pay Monthly Base Rental, additional rental, or any other charges due and owing by Tenant under the Lease, provided, however, if Tenant fails to provide Landlord notice of such election on or before January 15, 2005, Landlord shall pay the Renewal Allowance to Tenant via check or wire transfer on or before January 28, 2005.  At any time after such payment of the Renewal Allowance, but no later than the New Expiration Date, Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord, including such invoices, certifications, lien releases, and other documentation as Landlord may reasonably request, to be assured, to Landlord’s reasonable satisfaction, that the Improvements have been completed in compliance with the terms of this Section and the terms of the Lease. In addition to the foregoing, Landlord acknowledges that Tenant is still entitled to use of that certain tenant improvement allowance equal to Eighteen and No/100 Dollars ($18.00) per rentable square foot for that portion of the Premises known as Floor 5 North comprising 26,830 rentable square feet (“Five North”).  The Five North allowance shall be used by Tenant in accordance with the terms of the Lease prior to the Expiration Date, and solely for costs related to the construction of improvements to Five North and the installation of furniture, fixtures and equipment to be located in Five North.  Tenant shall have no further right to the Five North allowance after September 30, 2007.  The rights contained in this Section shall be personal to the original Tenant signing this Fourth Amendment and shall not be transferable.

7.                                       Right of First Refusal.

(a)                                  Provided that the Lease is in full force and effect and there exist no Defaults by Tenant under the Lease , Tenant shall have a right of first refusal (the “Right of First Refusal”) to lease all of the office space on the third (3rd) floor and fourth (4th) floor of the North Tower (hereinafter the “First Refusal Space”), as demarcated on Exhibit B hereto, in accordance with the terms and conditions contained herein.  In the event Landlord obtains a bona fide written offer from a prospective tenant to lease all or any portion of the First Refusal Space on or before December 31, 2006, and Landlord desires to accept such offer, then Landlord shall submit to Tenant in writing all of the material terms and conditions of such proposed offer to lease (hereinafter referred to as the “Offer”) and Tenant shall have the right and option to lease that portion of the First Refusal Space covered by the Offer upon the same monetary terms and conditions as contained in the Lease as modified by this Fourth Amendment, including a tenant improvement allowance in the amount of Twenty-Two and 50/100 Dollars ($22.50) per square foot for such portion of the First Refusal Space, such allowance to be reduced on a prorated basis based on the remaining number of months in the Extension Term.  In the event Landlord wishes to accept an Offer received after December 31, 2006, Tenant shall have the right and option to lease that portion of the First Refusal Space covered by the Offer upon the same monetary terms and conditions contained in that Offer, including any offer of free rent and tenant improvement allowances, as embodied in the copy of such Offer, but otherwise upon the same terms and conditions as the Lease, as hereby amended.  If Tenant shall elect to exercise its right to lease that portion of the First Refusal Space covered by the Offer, written notice of such election shall be given to Landlord within ten (10) days from the time that Tenant first received a copy of the Offer from Landlord (hereinafter referred to as the “Offer Period”).  If Tenant fails to timely give an unqualified acceptance of the Offer within the Offer Period, Landlord may proceed with the lease of the First Refusal Space. Tenant shall commence payment of rent for the First Refusal Space and the term of the First Refusal Space shall commence upon the date set forth in the Offer.  The Lease Term for the First Refusal Space shall be coterminous with Tenant’s lease of the initial Premises, provided, however, that in no event shall the Lease Term for the First Refusal Space be less than eighty percent (80%) of the term for the First Refusal Space as stated in the Offer, and provided further that any tenant improvement allowance, free rent and/or any other economic incentive embodied in the Offer shall be reduced on a prorated basis based on the number of months in such shortened Lease Term for the First Refusal Space.

(b)                                 Upon the exercise of its right to lease the First Refusal Space covered by the Offer, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that the First Refusal Space is a part of the Premises under the Lease and containing other appropriate terms and provisions relating to the addition of such area to the Lease, including, without limitation, increasing, adjusting or augmenting

Monthly Base Rental as a result of the addition of such space.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Right of First Refusal, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c)                                  If a right to lease pursuant to this Section shall not be exercised within the Offer Period or shall be waived (no notice is deemed to be a waiver of such right), then Landlord shall have the right to offer such space to the prospective tenant, and if such transaction is consummated, Tenant’s rights under this Section shall automatically terminate and be of no further force or effect as to such portion of the First Refusal Space.  If a right to lease pursuant to this Section shall not be exercised within the Offer Period or shall be waived (no notice is deemed to be a waiver of such right), and Landlord fails to lease the space covered by the Offer within nine (9) months after Landlord’s submission of a copy of the Offer to Tenant, then this Section shall be applicable to any subsequent offer to lease such portion of the First Refusal Space.

(d)                                 Tenant shall take the First Refusal Space in its “as-is” condition, and Tenant shall be entitled to construct improvements in the First Refusal Space in accordance with the provisions of Article 4 of the Lease. In the event the First Refusal Space is determined to contain any hazardous materials in a manner or quantity prohibited by federal or State of Georgia laws or regulations including any hazardous materials which were not in violation of such laws or regulations at the time they were placed in the First Refusal Space, and the federal government or the State of Georgia requires the removal or encapsulation of such hazardous materials, Landlord agrees that it shall, at its sole cost and expense, cause such remedial measures to be taken as are necessary either to remove or (if permitted by applicable law) encapsulate such hazardous materials.

(e)                                  Notwithstanding anything to the contrary in this Section 7, the Right of First Refusal herein granted shall be void if less than thirty-six (36) months remain in the Extension Term.

(f)                                    The rights contained in this Section may only be exercised by the Original Tenant or any Affiliate thereof (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if Tenant or any Affiliate occupies at least fifty percent (50%) of the Premises as of the date of the First Refusal Notice.  Tenant shall not have the right to lease First Refusal Space as provided in this Section if, as of the date of the First Refusal Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in Default under the Lease.

8.                                       Right of First Offer.

(a)                                  Landlord hereby grants to Tenant, on the terms and conditions hereof, a right of first offer on all of the space in the Building that is not, from time to time, included in the Premises (the “Remaining Space”).  This provision shall apply to every availability of the Remaining Space occurring during the Extension Term (as such may be extended).  Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the Remaining Space, including any renewal of such existing lease regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease.   Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to at least one full floor of the space offered by Landlord to Tenant at any particular time (a full floor deemed to mean one floor of either the North Tower or South Tower of the Building and not one full floor of both Towers).

(b)                                 Should any of the Remaining Space become available for lease during the Extension Term (as such may be extended) (such available space, the “Available Space”), then Landlord, before endeavoring to lease any such Available Space to any other party, shall deliver written notice (the “Availability Notice”) to Tenant notifying Tenant of the availability of the Available Space, the anticipated date of such availability (the “Anticipated Delivery Date”) and, if such Available Space becomes available after December 31, 2006, Landlord’s good faith determination of the Market Base Rental Rate (as defined below).  Landlord shall deliver such Availability Notice promptly upon such Available Space becoming available for lease.  Landlord shall not lease the available space to any other person or entity until the process set forth in this provision has been fully complied with.

Tenant shall have the right, but not the obligation, for a period of fifteen (15) business days following receipt of the Availability Notice from Landlord, to elect to include such then offered Available Space within the Premises (if so elected, the “Additional Space”). For the lease of any Additional Space that becomes available on or before December 31, 2006, Tenant’s lease of the Additional Space shall be at the same per square foot rate for Base Rental as is then applicable to the Premises under this Lease and upon the same other terms and conditions as in this Lease and for the lease of any Additional Space that becomes available after December 31, 2006, Tenant’s lease of the Available Space shall be at the Market Base Rental Rate, except that, in either case: (i) Tenant’s Percentage Share shall be re-calculated by adding the square footage of any Additional Space taken by Tenant pursuant hereto to the numerator used to calculate Tenant’s Percentage Share; and (ii) the Additional Space shall be delivered to Tenant in accordance with the provisions of Section 7(d) of this Fourth Amendment.  If Tenant desires to lease any (or all) of the Available Space, then Tenant shall deliver to Landlord written notice of its desire to exercise its first offer right (identifying the Available Space that it wishes to take) within said fifteen (15) business day period (the “Tenant’s Acceptance”).  In the event Tenant disagrees with Landlord’s determination of the Market Base Rental Rate, Landlord and Tenant shall, for a period of ten (10) days after Tenant’s Acceptance, negotiate in good faith to reach agreement as to such Market Base Rental Rate.  In the event that, notwithstanding the cooperative efforts of such parties, Landlord and Tenant are unable to agree upon the Market Base Rental Rate within such ten (10) day period, then Landlord and Tenant shall mutually select an arbitrator (the “Arbitrator”), who shall be a real estate broker who (i) is licensed in the State of Georgia, and has a SIOR or CCIM designation, (ii) has been actively and continuously engaged in the leasing of office space in the submarket in which the Premises are located during the preceding ten-year period, and (iii) has represented neither Landlord nor Tenant during the preceding five-year period.  If the parties cannot agree on the Arbitrator within five (5) calendar days following the date of Landlord’s original notice to Tenant stating the Market Base Rental Rate, then each party shall select a broker who meets the criteria set forth above by written notice to the other given within thirty-five (35) days following the date of the Availability Notice, and within five (5) days after receipt of such selection from both parties, such brokers shall appoint a third broker; such third broker shall be the Arbitrator.  If the two brokers cannot agree on the appointment of the Arbitrator within said five (5) day period, then either party shall have the right to apply to the presiding judge of the applicable court for the State of Georgia for the selection of the Arbitrator.  If either Landlord or Tenant does not appoint a broker within the thirty-five (35) day period set forth above, then the single broker selected shall be the Arbitrator.

Within five (5) days after the selection of the Arbitrator, each party shall submit to the Arbitrator its determination of the Market Base Rental Rate, which shall include a reasonable amount of analysis to support such party’s determination of the Market Base Rental Rate.  The Arbitrator shall be advised that the determination of the Market Base Rental Rate at issue shall be governed by the definitions of same set forth below.  Within ten (10) days after its receipt of each party’s determination of the Market Base Rental Rate, the Arbitrator will select the submission nearest to its determination of the Market Base Rental Rate, and such determination shall be binding on the parties.  The parties agree to evenly split the costs of the Arbitrator.

Whenever used in this Lease, the term “Market Base Rental Rate” shall mean the rental rate per square foot that a willing landlord would offer to a willing tenant, and that such tenant would accept, in an arms length transaction for a lease in a similar office building located in the Midtown submarket of Atlanta, Georgia for space comparable to the space for which the Market Base Rental Rate is being determined (taking into consideration use, location and/or floor level within the applicable building, the definition of rentable floor area, leasehold improvements provided by the landlord, remodeling credits or allowances granted, quality, age and location of the applicable building, rental concessions [such as abatements or lease assumptions], expense pass-through provisions, the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, relative operating expenses, relative services provided, etc.).

(c)                                  If Tenant elects not to exercise its first offer right or if Tenant does not deliver the Tenant’s Acceptance to Landlord within the fifteen (15) business day period after the Availability Notice, then Tenant shall be deemed to have waived its rights under this provision as to that availability of the Available Space, and Landlord may offer to lease such space to a third party upon substantially the same terms and conditions as contained in the Availability Notice, provided, however, if the net effective rent of such proposed lease to a third party is less than 85% of the net effective rent of the offer to Tenant as stated in the Availability Notice, Landlord, by written notice to Tenant, shall offer to lease such portion of the Available Space to Tenant on the same terms and conditions as such third party offer and Tenant shall have five (5) days to accept such offer by written notice provided to Landlord.  If Tenant fails to provide such notice to Landlord within five (5) days of Tenant’s receipt of such third party offer notice from Landlord, Landlord may lease the Available Space upon such terms and conditions contained in the third party offer.  Tenant’s rights under this provision with regard to such Available Space shall be reinstated as to such space, and shall apply to any subsequent availability of such space, once such space has been re-leased by Landlord to a third party (whether for a term or on a month to month basis) or if the such space has not been re-leased by Landlord within a period of three hundred sixty five (365 days) after the expiration of such fifteen (15) day period.  This reinstatement of rights applies to the Available Space in whole, or in parts, provided in no event may Tenant exercise the right herein for less than one full floor of either the North Tower or South Tower of the Building.

(d)                                 If Tenant delivers Tenant’s Acceptance to Landlord within the applicable time period, then, within thirty (30) days of Tenant’s Acceptance, Landlord shall prepare, and Tenant and Landlord shall execute and deliver to one another, an amendment to this Lease reasonably satisfactory to both parties, increasing the size of the Premises by the Additional Space and reflecting any other applicable terms, to be effective upon execution by both parties, provided that the effectiveness of any exercise of rights hereunder shall not be impaired by the failure of the parties to execute such an amendment.

(e)                                  Notwithstanding any other term herein to the contrary, Tenant shall not pay any Monthly Base Rental for the Additional Space until Landlord has delivered exclusive possession of such Additional Space to Tenant.  If exclusive possession of such Additional Space is not delivered within sixty (60) days of the Anticipated Delivery Date, Tenant may rescind its exercise of expansion rights (or agreement to the expansion, as the case may be) at any time thereafter prior to taking possession of such Additional Space.

(f)                                    The Lease Term for the Available Space shall be coterminous with Tenant’s lease of the initial Premises, provided, however, that in no event shall the Lease Term for the Available Space be less than eighty percent (80%) of the term for the Available Space as stated in the Offer, and provided further that any tenant improvement allowance, free rent and/or any other economic incentive embodied in the Offer shall be reduced on a prorated basis based on the number of months in such shortened Lease Term for the Available Space

(g)                                 Notwithstanding anything to the contrary in this Section 8, the Right of First Offer herein granted shall be void if less than thirty-six (36) months remain in the Extension Term.

(h)                                 The rights contained in this Section may only be exercised by the Original Tenant or any Affiliate thereof (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if Tenant or any Affiliate occupies at least fifty percent (50%) of the Premises as of the date of any Offer of Available Space.  Tenant shall not have the right to lease the Available Space as provided in this Section if, as of the date of Tenant’s receipt of such Offer, or, at Landlord’s option, as of the scheduled date of delivery of such Available Space to Tenant, Tenant is in Default under the Lease.

(i)                                     Notwithstanding anything herein to the contrary, the Remaining Space is exclusive of any space designated as retail space in the Building,  Furthermore, Landlord may exclude from such Remaining Space premises as customary for use as a management office.

9.                                       Contraction Option.

(a)                                  Upon written notice to Landlord provided by Tenant on or before June 30, 2009 (the “Contraction Option Date”), Tenant shall have the option (the “Contraction Option”) to reduce the size of the Premises by returning to Landlord up to one full floor of the North Tower or the South Tower of the Premises (the “Contraction Space”), constituting a maximum of 28,098 rentable square feet.  If Tenant exercises this option, the Contraction Space shall be returned to Landlord effective as of December 31, 2009 (the “Contraction Effective Date”) in the

condition required by Section 2.3 of the Lease.  Upon Tenant’s exercise of this option, this Lease shall terminate with respect to the Contraction Space as of the Contraction Effective Date.

(b)                                 Landlord and Tenant shall enter into a written amendment to this Lease prior to the Contraction Effective Date, which amendment shall include the following:

(i)                                     The adjusted number of square feet of rentable area comprising the Premises, consisting of the number of square feet of rentable area contained in the Premises immediately prior to the Effective Date, reduced by the number of square feet of rentable area comprising the Contraction Space (the “Reduced Premises”).

(ii)                                  The adjusted annual Base Rental for the remainder of the Extension Term, equal to the number of square feet of rentable area comprising the Reduced Premises times the then applicable Base Rental per square foot of rentable area, with a similar adjustment for monthly installments of Base Rent.

(iii)                               The adjusted percentage of Tenant’s Percentage Share, consisting of Tenant’s Percentage Share, as set forth in Section 4 hereof, reduced by a percentage equal to the number of square feet of rentable area comprising the Contraction Space divided by the total number of square feet of rentable area in the Building.  Tenant’s Percentage Share of actual Building utility expenses shall be similarly reduced.

(iv)                              The adjusted number of parking spaces and parking permits, consisting of the number of parking spaces designated for use by Tenant, as set forth in Section 5 of the Second Amendment of Office Lease, reduced by a number equal to 2 parking spaces for each 1,000 square feet of rentable area comprising the Contraction Space.

(v)                                 If the Contraction Space is a partial floor, the obligation of Tenant, at its sole cost and expense, to build a demising wall between the remaining Premises and the Contraction Space, and to perform all electrical and mechanical work in connection therewith.

(c)                                  On or before the Contraction Effective Date, Tenant shall pay to Landlord a contraction fee (the “Contraction Fee”) equal to the total unamortized costs of Tenant Improvements and real estate commissions paid to Tenant’s broker in connection with this Fourth Amendment which amount equals $17.81 times the number of square feet of rentable area comprising the Contraction Space.

(d)                                 Simultaneously with (i) the execution and delivery of the amendment described above by Tenant and Landlord, and (ii) vacancy of the Contraction Space, Tenant and Landlord shall enter into a cancellation and release agreement, in the form mutually agreed upon, covering such Contraction Space.

10.                                 Modification, Amendment and/or Deletion of Certain Lease Provisions.  As of the Effective Date, the following provisions of the Lease are hereby modified, amended and/or deleted by Landlord and Tenant, as follows:

(a)                                  Section 2.5(m).  Section 2.5(m) of the Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“Notwithstanding anything contained in the Lease to the contrary, provided Tenant is not in default hereunder beyond any applicable notice or cure period, Tenant shall have the right, to assign this Lease or to sublet all or any portion of the Premises to an Affiliate (as hereinafter defined) without Landlord’s consent; provided, however, no such assignment or subletting shall relieve Tenant of its obligations to Landlord hereunder nor release Tenant from its liability under the Lease.  The term “Affiliate” shall mean (i) any parent company or any subsidiary which controls or is controlled by Tenant or is under common control with any subsidiary which controls or is controlled by Tenant or is under common control with Tenant, or any company into which or with which Tenant is merged or consolidated, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the companies participating in such merger or consolidation are assumed by the company surviving such merger or created by such consolidation, or (ii) any entity acquiring all or substantially all of the stock or assets of Tenant.  The term “control” shall mean ownership of not less than fifty-one percent of the voting rights attributable to the shares of the controlled company.  Tenant shall promptly notify Landlord of any such sublease or assignment transaction.  Contemporaneously with any such notice to Landlord, Tenant shall deliver a counterpart executed copy of such assignment agreement or sublease, as the case may be.  Any such assignment or sublease agreement shall provide, inter alia, that it is subject to all of the terms and provisions of this Lease.”

(b)                                 Section 3.3.

(i)  Section 3.3(d) shall be amended by adding the following:

“Notwithstanding anything herein to the contrary, should fees incurred for any contract service performed by Landlord or any agent of Landlord increase by more than 5% in any calendar year during the Lease Term, and provided that fees for such contract service equal or exceed an annual value of $100,000.00, Landlord shall, at Tenant’s option, competitively bid such contract service.  In no event shall any management fees charged to Tenant exceed two percent (2%) of annual gross receipts for the Building during Landlord’s ownership of the Building, or two and one-half (2 ½%) of annual gross receipts at any time after the California State Teachers Retirement System (“CALSTRS”) or any Affiliate (as such term is defined for Tenant in Section 10 of this Fourth Amendment) ceases to own the Building.”

The last two sentences of Section 3.3(e) of the Lease shall be deleted and the following shall be inserted in lieu thereof:

“If Tenant’s audit reveals that Tenant has overpaid Landlord for its share of Operating Expenses, such overpayment shall be refunded by Landlord to Tenant within thirty (30) days after Landlord’s receipt of such audit results unless within such thirty (30) day period Landlord notifies Tenant that it disputes the audit results and provides Tenant with documentation setting forth in reasonable detail the reasons for disputing said audit results.  The parties shall negotiate in good faith to resolve any such dispute and, if such dispute is not resolved, within forty-five (45) days after Landlord’s receipt of Tenant’s audit results, then such matter will be resolved through arbitration in accordance with the provisions of Exhibit “F” of the Lease.  If such final audit results (as agreed to by the parties or determined through arbitration) reveal that the amount of Operating Expenses billed to Tenant is more than five percent (5%) in excess of Tenant’s share of actual Operating Expenses, then Landlord shall pay the reasonable costs and expenses incurred by Tenant in connection with such audit.  Furthermore, if such final audit results disclose a discrepancy of greater than five percent (5%) in any category of Operating Expenses for the year under audit, then Tenant shall have the right to review Landlord’s records of Operating Expenses for such category for the four (4) calendar years immediately prior to the calendar year under audit.”

(c)                                  Section 4.6.

(i)                                     Section 4.6(a) shall be amended by deleting the phrase “within ninety (90) days of such damage” and substituting in lieu thereof the phrase “within one hundred eighty (180) days of such damage.”

(ii)                                  Section 4.6(b) shall be amended by deleting the phrase “within one hundred fifty (150) days after the date of such damage” and substituting in lieu thereof the phrase “within two hundred ten (210) days after the date of such damage”.

(iii)                               Section 4.6(b) is further amended by deleting the phrase “the one hundred fifty (150) day period for restoration” and substituting in lieu thereof the phrase “the two hundred ten (210) day period for restoration”.

(d)                                 Section 7.1(c).  Section 7.1(c) shall be deleted and the following shall be inserted in lieu thereof:

“(c)                            Landlord shall maintain in effect during the Term:  (a) fire and extended coverage insurance; (b) liability insurance covering bodily injury and property damage; and (c) such other insurance as

Landlord reasonably determines from time to time.  The insurance coverages in this Section shall be in commercially reasonable amounts determined by Landlord from time to time consistent with the insurance requirements of other prudent landlords of commercial office properties in the midtown Atlanta area.  Landlord at its option may obtain any of the required insurance directly or through umbrella policies covering the Building and other assets owned by Landlord, so long as such umbrella policy(ies) expressly affords the coverage required of Landlord under this Lease.  Notwithstanding the foregoing, Landlord shall be entitled to self-insure pursuant to a bona fide self insurance program as to all or any portion of the risk of loss that would otherwise be insured by the aforesaid insurance coverage.  For purposes of Section 7.2 of this Lease, Landlord’s waiver of subrogation and release of Tenant for liabilities covered by insurance shall extend to liabilities otherwise required under this Lease to be insured against, regardless of whether Landlord elects to self insure.”

(e)                                  Article VII of the Lease shall be amended by adding the following as Section 7.6:

“7.6                           Landlord Indemnity.  Landlord agrees to indemnify, defend, and hold Tenant harmless from all claims and all costs, including reasonable attorneys’ fees, expenses and liabilities, to the extent: (a) occurring in the common areas of the Building, (b) arising or resulting from any negligence or willful misconduct of Landlord, or Landlord’s agents, employees or contractors, or (c) arising from any breach of this Lease by Landlord, except to the extent caused by the negligence or willful misconduct of Tenant or any agents, employees, contractors or invitees of Tenant.  The indemnification obligations of Landlord under this Lease shall survive the expiration or earlier termination of this Lease.”

(f)                                    Section 5(e) of the Second Amendment shall be deleted and the following shall be inserted in lieu thereof:

“(e)                            The monthly parking rate for the initial three hundred seventy-six (376) spaces provided to Tenant in the on-site Parking Facility will be Sixty and No/100 Dollars ($60.00) per space per month until the Expiration Date.  Commencing on the October 1, 2007, Tenant shall pay Seventy-Five and No/100 Dollars ($75.00) per space per month, subject to annual adjustments based on the then prevailing market rate for such parking spaces, provided that the annual increase shall not exceed one hundred three percent (103%) of the previous year on a cumulative basis.  The monthly parking rate for the remaining one hundred twenty-six (126)

parking spaces in the on-site Parking Facility and for the additional one hundred (100) parking spaces (wherever located) shall be the prevailing market rate for such on-site or off-site parking spaces.  As used herein, the prevailing market rate for such on-site or off-site parking spaces shall be the average monthly rate then being charged to tenants for parking spaces in parking decks serving similar buildings located in the Midtown submarket of Atlanta, Georgia.  In the event Landlord or the operator of such Parking Facility wishes to increase the parking rate for such Parking Facility at any time, Landlord shall provide written notice to Tenant of its reasonable, good faith determination of the prevailing market rate for parking spaces.  If Tenant disagrees with such determination of the prevailing market rate for parking spaces, Tenant shall, within twenty (20) days after receipt of such notice from Landlord, provide written notice to Landlord of Tenant’s reasonable, good faith determination of the prevailing market rate for parking spaces.  If the parties cannot agree upon the prevailing market rate for parking spaces within five (5) days after Tenant’s written notice to Landlord, then such matter shall be resolved through arbitration in accordance with the provisions of Exhibit “F” of the Lease.  Tenant shall pay such monthly charges to Landlord or, if directed by Landlord, to the operator of the applicable Parking Facility on or before the first day of each calendar month throughout the Extension Term, and Tenant shall abide and comply with any and all reasonable regulations promulgated by Landlord or the owner of the applicable Parking Facility with respect to such parking spaces.”

(g)                                 Extension Options.  Special Stipulation 6 of Exhibit E to the Lease shall be modified by deleting the first sentence of Subsection (b) and inserting the following in lieu thereof:

“Tenant must exercise the First Extension Option by written notice to Landlord given at least twelve (12) months but not more than fifteen (15) months before the New Expiration Date”

Further, in order to avoid any ambiguity, Landlord and Tenant hereby acknowledge and agree that (i) the Extension Options remain in full force and effect, and (ii) except as specifically set forth herein, the terms of this Fourth Amendment shall not replace, amend, limit, reduce or otherwise affect the rights granted pursuant to Special Stipulation 6 of Exhibit E to the Lease.

11.                                 Estoppel.  Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, and (c) there are no offsets against rent payable under the Lease except for any reconciliations of Operating Expenses paid by Tenant for calendar year 2004 or earlier.  Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Fourth Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Fourth Amendment; and (iii) Landlord is relying on such representations in entering into this Fourth Amendment.

12.                                 Brokers.  Except with respect to CB Richard Ellis, Inc. and the Staubach Company, the brokers involved in this Fourth Amendment (“Brokers”), Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this Fourth Amendment, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.  Landlord shall pay any compensation due to the Brokers pursuant to a separate commission agreement.

13.                                 Landlord’s Limitation of Liability.  It is expressly understood and agreed that notwithstanding anything in the Lease (as hereby amended) to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Building, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Under no circumstances shall Landlord or Tenant be liable for injury to the business of the other or for any loss of income or profit therefrom.  Nothing herein shall be deemed a waiver of Tenant’s rights to recover from any party other than Landlord such damages as may be available under applicable law.

14.                                 Landlord Exculpation; CB Richard Ellis Investors, LLC as Signatory. This Fourth Amendment is being executed by CB Richard Ellis Investors, LLC (“CB Richard Ellis”) on behalf of Landlord.  No present or future officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent under or in connection with the Amendment, as hereby amended, or any other document or instrument heretofore or hereafter executed in connection with the Lease, as hereby amended.  Tenant hereby waives and releases any and all such personal liability and recourse.  The limitations of liability provided in this Section 13 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.  Tenant further acknowledges that CB Richard Ellis has entered into this Fourth Amendment as investment manager to Landlord and Tenant agrees that all persons dealing with CB Richard Ellis must look solely to Landlord (for which CB Richard Ellis is acting as investment manager) for the enforcement of any claims arising under the Lease, as hereby amended (subject to the limitations upon Landlord’s liability set forth above), as neither CB Richard Ellis nor any of its affiliated entities (including, but not limited to CB Richard Ellis, Inc. and CB Richard Ellis Real Estate Services, Inc.) nor any of their respective officers, directors, agents, managers, trustees, employees, members, investment managers, partners or shareholders assume any personal, corporate, partnership, limited liability company, or other liability for any of the obligations entered into by CB Richard Ellis as investment manager for Landlord.

15.                                 Acknowledgment, Representation and Warranty Regarding Prohibited Transactions.  Tenant hereby acknowledges that Landlord is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Part 13 of the California Education Code, Sections 22000 et seq., as amended (the “Ed Code”). As a result, Landlord is prohibited from engaging in certain transactions with a “school district or other employing agency” or a “member, retirant or beneficiary” (as those terms are defined in the Ed Code). In addition, Landlord may be subject to certain restrictions and requirements under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. (the “Code”). Accordingly, Tenant represents and warrants to Landlord that (a) Tenant is neither a school district or other employing agency nor a member, retirant or beneficiary; (b) has not made any contribution or contributions to Landlord; (c) neither a school district or other employing agency, nor a member, retirant or beneficiary, nor any person who has made any contribution to Landlord, nor any combination thereof, is related to Tenant by any relationship described in Section 267(b) of the Code; (d) neither CB Richard Ellis, its affiliates, related entities, agents, officers, directors or employees, nor any State Teachers’ trustee, agent, related entity, affiliate, employee or internal investment contractor (both groups collectively, “Landlord Affiliates”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any Landlord Affiliate have any agreement or arrangement with Tenant or any person or entity affiliated with Tenant relating to the transactions contemplated by the Lease, as amended hereby; and (e) no Landlord Affiliate has any direct or indirect ownership interest in Tenant or any person or entity affiliated with Tenant. Landlord acknowledges that (i) if the members of Tenant are publicly held companies, Landlord may own shares in such companies, and (ii) such publicly held companies may employ former teachers who may have made contributions to Landlord.

16.                                 Counterparts.  This Fourth Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

17.                                 No Further Amendments; Ratification.  Paragraphs 1, 2, 7 and 8 of the Special Stipulations attached to the Lease as Exhibit “E” are hereby deleted and of no force and effect.  As expressly amended herein, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed by Landlord and Tenant.  In the event of any conflict between the terms and conditions of this Fourth Amendment and any of the terms and conditions of the Lease, the terms and conditions of this Fourth Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment on the date and year first above set forth with intent to be bound hereby.

LANDLORD:

CALIFORNIA STATE TEACHERS RETIREMENT SYSTEM, a public entity created pursuant to the laws of the State of California

By:	CB Richard Ellis Investors LLC, its Investment Manager

By:
Authorized Signatory

By:
Authorized Signatory

Attest:
Title:

TENANT:

EARTHLINK, INC., a Delaware corporation

By:
Title:

Attest:
Title:

[SIGNATURE PAGE TO FOURTH AMENDMENT TO LEASE AGREEMENT]